Exhibit 10.13

SEVERANCE AGREEMENT

AGREEMENT between LSB Industries, Inc., a Delaware corporation (the “Company”), and Jack E. Golsen (the “Executive”), dated this 17th day of January, 1989.

WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued employment in the event of an actual or threatened Change of Control (as defined in Section 2 of this Agreement) of the Company;

IT IS, THEREFORE, AGREED:

1. Operation of Agreement.

1.1	The “Control Date” shall be the date during the “Change of Control Period” (as defined in Section 1.2) on which a Change of Control (as defined in Section 2) of the Company occurs.

1.2	The “Change of Control Period” is the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of such date, or (ii) the first day of the month coinciding with or next following the Executive’s normal retirement date (“Normal Retirement Date”) from the Company; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof and each annual anniversary of such date, is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive’s Normal Retirement Date from the Company, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended.

1.3	For the purposes of this Agreement, the terms:

1.3.1	“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity;

1.3.2	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean a change of control of the Company during the Change of Control Period of a nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if:

2.1	any Person or “group” (as such term “group” is used in Section 13(d)(3) of the Exchange Act, as in effect on the date of this Agreement), becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (the “Company’s Voting Stock”) other than acquisitions by

2.1.1	any Person or “group” (as such term “group” is used in Section 13(d)(3) of the Exchange Act, as in effect on the date of this Agreement), which as of the date hereof has such ownership; or

2.1.2	any of the Golsen Group (as defined below). For the purposes of this Agreement, the term “Golsen Group” shall mean:

(i) Jack E. Golsen;

(ii) the spouse of Jack E. Golsen;

(iii) Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen;

(iv) any spouse of any Person described in subparagraph (iii) of this Section 2.1.2;

(v) any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (i), (ii), (iii) or (iv) of this Section 2.1.2, so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(vi) any corporation (including, but not limited to, Golsen Petroleum Corporation, an Oklahoma corporation, and First Industries Capital Corporation, an Oklahoma corporation), trust (including any voting trust), general partnership, limited partnership, organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly, either (a) by one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 2.1.2 or (b) by any combination of one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 2.1.2; and,

(vii) any other Person (a) who or which is or becomes an Affiliate or Associate of any Person described in subparagraph (i), (ii), (iii), (iv), (v), or (vi) of this Section 2.1.2 or (b) of which any Person described in subparagraph (i), (ii), (iii), (iv), (v), or (vi) of this Section 2.1.2 is or becomes an Affiliate or Associate; provided, however, in either case (a) or case (b) of this subparagraph (vii), such other Person is not the Beneficial Owner of 5% or more of the shares of Common Stock of the Company then outstanding (for purposes of determining the number of shares of Common Stock of the Company of which such other Person is the Beneficial Owner under this subparagraph (vii), such other Person shall not be deemed to beneficially own shares of any Person described in subparagraphs (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.1.2 solely by reason of an Affiliate or Associate relationship of the kind described in (a) or (b) above in this subparagraph (vii)).

2.2	individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Exchange Act) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or

2.3	a sale by the Company of all or substantially all of its assets.

3. Termination.

3.1	Death. This Agreement shall terminate automatically upon the Executive’s death.

3.2	Cause. The Company may terminate the Executive’s employment for “Cause”. For purposes of this Agreement, termination of the Executive’s employment by the Company for “Cause” shall mean termination for one of the following reasons:

3.2.1	if the Executive shall be mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or one hundred eighty (180) days, even though not consecutive, within any three hundred sixty (360) day period, all as determined by the Board in good faith and supported by medical evidence; or

3.2.2	the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; or

3.2.3	an act or acts of embezzlement of the Company’s assets taken by the Executive that resulted in substantial personal enrichment of the Executive at the expense of the Company; or

3.2.4	the Executive’s willful failure during the period in which he is not mentally or physically disabled to follow a direct lawful written order from the Board that is within the reasonable scope of and consistent with the Executive’s duties that the Executive has performed during the sixty (60) day period immediately preceding the Control Date (or, if after the Control Date, the Executive and the Company have agreed in writing to a change in his duties, then such written order must be within the reasonable scope of and consistent with the new duties so agreed by the Executive), which failure is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company to cure such failure.

3.3	Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

3.3.1

(A) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that he has had during the sixty (60) day period immediately preceding the Control Date (or, if after the Control Date, the Executive and the Company have agreed in writing to a change in such position, authority, duties or responsibilities, then such assignment shall not be inconsistent with the Executive’s new position, authority, duties or responsibilities), or (B) any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

3.3.2	the Company’s requiring the Executive to be based at any office or location other than that at which the Executive is based at the Control Date, except for travel reasonably required in the performance of the Executive’s responsibilities; or

3.3.3	any purported termination by the Company of the Executive’s employment with the Company otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

3.3.4	any failure by the Company to comply with and satisfy Section 8.3 of this Agreement.

For purposes of this Section 3.3, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

3.4	Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which

3.4.1	indicates the specific termination provision in this Agreement relied upon,

3.4.2	sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

3.4.3	if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).

3.5	Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, (which date shall not be more than fifteen (15) days after the giving of such notice), as the case may be. If the Executive’s employment is terminated by the Company in breach of this Agreement, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.

4. Obligations of the Company upon Termination.

4.1	Amount of Payment. If

4.1.1	within twenty-four (24) months after the Control Date, the Company shall terminate the Executive’s employment other than for Cause, or

4.1.2	within twenty-four (24) months after the Control Date, the employment of the Executive shall be terminated by the Executive for Good Reason,

the Company shall pay to the Executive in a lump sum in cash on the “Payment Date” (as defined below) an amount equal to 2.9 times the “Executive’s Base Amount” (as defined below) . For the purpose of this Agreement, the “Executive’s Base Amount” shall mean the average annual gross compensation paid by the Company to the Executive and includible in the Executive’s gross income during the period consisting of the most recent five taxable years ending before the Control Date; provided, however, that if the Executive has been employed by the Company for less than such five year period immediately preceding the Control Date, then the “Executive’s Base Amount” shall be the average annual gross compensation paid by the Company to the Executive and includible in the Executive’s gross income during the most recent number of taxable years ending before the Control Date that the Executive was employed by the Company.

4.2	Payment Date. For purposes of Section 4.1 of this Agreement, the “Payment Date” is the Date of Termination.

5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to the prime commercial lending rate announced by the Liberty National Bank and Trust Company of Oklahoma City in effect from time to time during the period of such nonpayment.

7. Confidential Information.

7.1

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.2	The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 7 will be inadequate, and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

8. Successors.

8.1	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives.

8.2	This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

8.3	In the event of a Change of Control of the Company, any parent company or successor shall, in the case of a successor, by an agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement and, in the case of a parent company, by an agreement in form and substance satisfactory to the Executive, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as the Company would be required to perform if no Change of Control had taken place.

9. Miscellaneous.

9.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.2	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jack E. Golsen

1299 Glenbrook Terrace

Oklahoma City, Oklahoma 73116

If to the Company:

LSB Industries, Inc.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

Attn: President

with a copy to:

LSB Industries, Inc.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

9.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.4	The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.5	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all the parties to this Agreement, or, in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

9.6	Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

9.7	This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

9.8	All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“EXECUTIVE”

Jack E. Golsen

“COMPANY”

LSB INDUSTRIES, INC.

By
	Title	Sr. V. P.